EXHIBIT 99.1

                                               COMPANY CONTACT:

                                               Bonnie Ortega, Investor Relations
                                               bortega@cardiodynamics.com
                                               888-522-2342, Ext. 1005

        CARDIODYNAMICS ANNOUNCES NEW STUDY RESULTS SHOWING ICG IDENTIFIES
                PATIENTS AT RISK FOR HEART FAILURE-RELATED EVENTS

                 COMPANY ALSO ANNOUNCES MEETING OF INVESTIGATORS
                          FOR UPCOMING PREVENT-HF TRIAL

SAN DIEGO, CA--September 21, 2005--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the results of an important ICG clinical study at the Ninth Annual Heart Failure Society of America (HFSA) Scientific Meeting held September 18-20, 2005, in Boca Raton, Florida.

Researchers from the San Diego Veterans Administration Healthcare System and University of California, San Diego School of Medicine studied 331 patients undergoing routine outpatient echocardiography to determine whether the combination of ICG and BNP (b-type natriuretic peptide) testing provided a useful strategy to identify high-risk patients likely to develop heart failure-related events. The patients were followed up to one year for clinical events (emergency room visits, hospital admissions and cardiac-related deaths). Patients with left ventricular dysfunction are at a high risk for morbidity and mortality, and it remains difficult to predict which patients are most likely to have clinical events. Echocardiography is considered the gold standard for diagnosis of left ventricular dysfunction, but its cost, physician office reimbursement restrictions, and dependency on trained technicians limits availability and prevents its frequent use. The study concluded that ICG and BNP testing significantly add to the ability to risk stratify and predict future heart failure-related events. The study is important because it demonstrates the additive ability of ICG when paired with BNP, a common blood test used in heart failure, to identify patients with a higher likelihood of future heart failure events.

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Four additional ICG studies were presented at the HFSA Meeting:

     o A study utilizing gold standard blood volume analysis (BVA) for determining the cause of shortness of breath in heart failure patients was conducted by researchers at Methodist Hospital, San Antonio, Texas and found that ICG thoracic fluid content had a significant correlation with gold standard BVA, while BNP levels did not. The research suggests that thoracic fluid content can assist clinicians in the often difficult-to-estimate volume status of heart failure patients.

     o "Hemodynamic and B-Type Natriuretic Peptide Response to Neurohormonal Titration in the Heart Failure Outpatient", conducted at Providence Hospital, Mobile, Alabama, studied how BNP levels and ICG values change in response to neurohormonal medication titration in the outpatient setting. The researchers concluded that there were significant improvements in both BNP values and ICG parameters during the 3-month follow-up in outpatients treated with commonly used neurohormonal medications, such as beta blockers, aldosterone antagonists, angiotensin converting enzyme inhibitors or angiotensin receptor blockers.

     o "Oral Medication Titration in Outpatient Visits Preceding a Major Heat Failure Event: Further Analysis from the PREDICT Study" was presented by Neil Treister, M.D., Medical Director of CardioDynamics. The PREDICT study results were presented in September, 2004, and demonstrated ICG to be the most powerful predictor of short-term heart failure events. This further analysis showed that in patient visits within 14 days preceding heart failure events, clinicians generally did not intervene by changing medications.

     o "Heart Failure Patient Outcomes in Response to Medication Changes: A Description of Symptoms, Physical Examination Findings and Hemodynamic Parameters" conducted by researchers at the University of Nebraska Medical Center, Lincoln, Nebraska, concluded that ICG-guided medication changes reduced symptoms of shortness of breath and dizziness in heart failure patients.

"The research community continues to highlight the impact of ICG on the diagnosis, prognosis, and treatment of heart failure," stated Michael K. Perry, CEO of CardioDynamics' Chief Executive Officer. "Heart failure affects 22 million people worldwide and is the cause of 250,000 deaths in the U.S. each year. We will continue to work with researchers to demonstrate how our cost-effective technology can help physicians in the early detection and improved treatment of this deadly disease."

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The Company also announced that renowned heart failure specialist, Milton
Packer, M.D., Director, Center for Biostatistics and Clinical Science at the University of Texas Southwestern Medical Center at Dallas, and researchers from over 20 multi-national centers met at the HFSA meeting to finalize the protocol for the Company's next multi-center heart failure study, PREVENT-HF. PREVENT-HF is a randomized controlled trial and is the follow-on study to the previously reported PREDICT study. The purpose of PREVENT-HF is to demonstrate whether use of ICG will allow physicians to intervene earlier and more aggressively in high-risk patients, thereby reducing heart failure events and cost as compared to standard care.

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.